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                                                                    Exhibit 99.1

         Genesee & Wyoming Inc. Public Offering of Class A Common Stock
                           Priced at $27.75 Per Share

         GREENWICH, Conn., December 18, 2001/PRNewswire/ -- Genesee & Wyoming Inc. (GWI) (Nasdaq: GNWR) announced today that it and certain selling stockholders of GWI priced its public offering of 2.5 million shares of its Class A Common Stock at $27.75 per share. GWI offered 2.2 million shares of the Class A Common Stock while selling stockholders offered 300,000 shares. In addition, GWI granted the underwriters a 30-day option to purchase up to an additional 375,000 shares of Class A Common Stock, to cover over-allotments, if any.

         GWI is expected to receive $61.1 million in gross proceeds from the sale of its Class A Common Stock, plus gross proceeds from the over-allotment option, if any. Proceeds will be used to reduce its outstanding indebtedness under its primary bank credit facilities and for general corporate purposes. GWI will not receive any proceeds from the sale of its Class A Common Stock by the selling stockholders.

         The offering was made under an effective shelf registration statement. Credit Suisse First Boston was sole book-running manager and joint-lead manager with ABN AMRO Rothschild LLC and Bear, Stearns & Co. Inc BB&T Capital Markets and Morgan Keegan & Company, Inc. served as co-managers.

         Copies of the final prospectus relating to this offering may be obtained from the offices of Credit Suisse First Boston, Prospectus Department, Eleven Madison Avenue, New York, New York 10010-3629 (Telephone Number:
212-325-2580).

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

         GWI is a leading owner and operator of regional freight railroads in the United States, Australia, Canada, Mexico and Bolivia, and provides freight car switching and rail-related services to industrial companies in the United States. GWI operates in five countries on three continents over 7,700 miles of owned, jointly-owned or leased track. It also operates over an additional 2,700 miles under track access arrangements.

SOURCE:  Genesee & Wyoming Inc.

Web site:  http://www.gwrr.com
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CONTACT: John C. Hellmann, Chief Financial Officer, Genesee & Wyoming Inc.,
+1-203-629-3722